Exhibit 10.31

Dated 27 October 2017

BETWEEN:
Convergys CMG UK Limited
and
Cormac Twomey
Service Agreement

Service Agreement
THIS AGREEMENT (“the Agreement”) is made the 27th day of October 2017
BETWEEN:
(1) Convergys CMG UK Limited a company incorporated in England and Wales whose address is at Q13 Quorum Business Park, Benton Lane, Newcastle upon Tyne NE12 8BW (“the Company”); and
(2) Cormac Twomey (“the Executive”).
WHEREAS, the Executive is employed by the Company, a subsidiary of Convergys Corporation Inc. ("Convergys Corporation"), pursuant to an employment agreement dated January 6, 2014, by and between the Executive and the Company (“the Prior Agreement”).
WHEREAS, the Company is a wholly-owned subsidiary of Convergys Corporation and the Company desires to employ the Executive, and the Executive desires to be employed by the Company in the role of Chief Commercial Officer, working out of Convergys Corporation’s global headquarters in Cincinnati, Ohio, U.S.A., and working on behalf of and at the direction of Convergys Corporation.
WHEREAS, the Company and the Executive desire that this Agreement shall supersede and replace the Prior Agreement in all respects.
IT IS AGREED as follows:

1	Interpretation
In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:

1.27	"Associated Employer" has the meaning given to it in the Employment Rights Act 1996.

1.28
"Group Company" means the Company and each "parent undertaking" and each "subsidiary undertaking" from time to time of the Company as such terms are defined in section 1162 Companies Act and any subsidiary undertaking of a parent undertaking of the Company from time to time and any Associated Employer and includes Convergys Corporation Inc.

1.29	"Termination Date" means the date the Executive's employment with the Company is terminated.

2	Appointment and Term

2.27
Subject to the terms of this Agreement the Executive’s employment (“the Employment”) in the position of Chief Commercial Officer shall commence on Monday, October 30th ("the Commencement Date") subject to termination by either party giving the period of notice set out in Clause 16.1 below. The Executive's continuous employment shall be deemed as having commenced on 4th April 2011.

2.28
The Company reserves the right to terminate the agreement at any time and for any reason by written notice to the Executive and the payment of salary in lieu of any notice period in the terms expressed in clause 16 below.

2.29
The Executive will be employed by the Company as Chief Commercial Officer or in such other capacity of a like status as the Company may require. The Executive shall report to the Chief Executive Officer of Convergys Corporation ("the Line Manager").

3	Duties

3.27
During the continuance of the Employment the Executive will exercise such powers and perform such duties in relation to the business of the Company or any Group Company as may from time to time be vested in or assigned to him by the Company (not being inappropriate to his position with the Company) and in all respects comply with the directions given by or under the authority of the Company or any Group Company. The Executive will use all reasonable endeavours to promote the interests of the Company and any Group Company.

3.28
The Executive will at all times give promptly to the Company (in writing if so requested) all such information and explanations as the Company may reasonably require in connection with the Employment hereunder or the business of the Company or any Group Company insofar as the information is within the knowledge of the Executive.

3.29
The Executive shall work such hours as may reasonably be required for the proper performance of his duties and shall, unless prevented by incapacity, devote the whole of his time, attention and ability during those hours to the performance of his duties under this Agreement in a proper, loyal and efficient manner. In particular, for the purposes of the Working Time Regulations 1998, the Executive confirms that he is an Executive with automatous decision making powers and that the duration of his working time cannot be measured or pre-determined and that he is therefore not prohibited from working longer than 48 hours per week. The Executive is entitled to withdraw his agreement to the same by giving three months' notice in writing at any time.

3.30
The Executive shall during the Employment, faithfully and diligently perform such duties and exercise such powers consistent with his position and comply with all lawful and reasonable requests made by the Company and any Group Company.

3.31
The Executive shall, at substantially all times, be required to work out of Convergys Corporation's global headquarters at 201 East Fourth Street, Cincinnati, Ohio, 45202-4206 U.S.A. or at such other location as the Company shall require from time to time (whether on a permanent or temporary basis). The nature of the Executive's role is such that he may be required to locate on a permanent basis to another location of the Company or any Group Company. The Executive understands that notwithstanding the foregoing, he may be required to undertake regular business travel in the U.S.A and abroad to the Company's or any Group Company's worldwide clients and/or offices in his role with the Company as directed from time to time including (where necessary) travelling outside normal business hours, at weekends and on bank and public holidays with no additional remuneration. “Substantially” shall mean at least 75% of his work time working at Convergys HQ and/or traveling out of Convergys HQ for business travel.

3.7
The Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide work for the Executive, and the Company may at any time or from time to time during the term of this Agreement or in circumstances in which it reasonably believes that the Executive is guilty of misconduct or in breach of this Agreement, in order that the circumstances giving rise to that belief may be investigated, suspend the Executive from the performance of his duties or exclude him from any premises of the Company and need not give any reason for so doing. Salary and benefits will not cease to be payable by reason only of such suspension or exclusion.

4	Good Faith

4.27	The Executive shall during the Employment act in good faith.

4.28
The Executive shall not directly or indirectly carry out or engage in or be interested or concerned in any way in any other business or trade which competes with that of the Company or any Group Company and shall disclose to the Company any like activities relating to his spouse or his children of which he is aware.

4.29
The Executive may have a financial interest not exceeding 5% of total share value in any business or trade which does not compete with that of the Company or any Group Company on condition that interest does not in any way diminish or restrict the performance of his duties under this Agreement.

4.30
If the Executive is in breach of any of the terms of this Agreement he shall immediately disclose the breach to the Company, and shall report his own wrongdoing to the Company, and if he becomes aware of any breach of the terms of employment or wrongdoing of any other director or employee of the Company he shall disclose the breach or wrongdoing to the Company as soon as he becomes aware of the same.

5	Salary

5.27
The Company shall pay to the Executive a base salary (“the Base Salary”) at the rate of $450,000 per annum, which shall be £346,023.42 in British pound sterling ("GBP"). This GBP amount is calculated using the following defined exchange rate: the average daily closing USD:GBP exchange rate as of 5:00 PM New York time for the twenty (20) trading days preceding the date of the meeting in which the Convergys Corporation’s Compensation and Benefits Committee met to review and approve these compensation terms. The Company shall retain sole discretion to, from time to time, increase the Base Salary.

5.28
The Base Salary shall be paid by bank transfer by equal bi–weekly instalments in arrears, subject to the usual deductions for tax and national insurance contributions. The Base Salary shall accrue from day to day with the first bi-weekly instalment being calculated from the Commencement Date, and the last bi-weekly instalment being calculated down to the Termination Date.

5.29
The Executive agrees and hereby authorises the Company to deduct from any wages (as defined in Part II of the Employment Rights Act 1996) due to the Executive any sums due from the Executive to the Company or any Group Company including but not limited to any overpayments, statutory deductions, such as tax and national insurance, outstanding debts or loans, periods of unauthorised absence, holiday taken in excess of entitlement or losses suffered by the Company or Group Company as a result of the Executive's negligence or breach of its policies and procedures or a failure to return any property of the Company.

6	Pension and other benefits

6.1	The Executive shall be entitled, during the continuance of the Employment, to participate in the contributory pension scheme established by the Company for its directors and employees.

6.27	A contracting-out certificate is not in force in respect of this employment.

6.28
The Company shall be entitled at any time to terminate the pension scheme or the Executive’s membership of it subject to providing the Executive with the benefit of a substantially equivalent pension scheme (“the New

Scheme”), the terms of which shall be no less favourable, in the reasonable opinion of the Company, than those of the previous pension scheme when taken as a whole. The Executive will be fully credited in the New Scheme for his pensionable service in the existing scheme as if those years had been under the New Scheme.

6.29
Equity-Based Incentives. During the Employment, the Executive shall be eligible to receive equity grants, on a substantially similar basis as other senior executives of the Convergys Corporation, under the Convergys Corporation’s Amended and Restated Long Term Incentive Plan or other equity-based incentive plan as in effect from time to time (“the Plan”) as determined by the Compensation and Benefits Committee (“the Committee”) of the Board or the Chief Executive Officer as delegated by the Committee.  This clause 6.4 is subject to the rules of the Plan, which in the case of inconsistency, shall take precedence over this clause 6.4.

6.30
The Executive shall be entitled to participate in Convergys Corporation's private medical insurance scheme for senior executives in the United States of America as set out in the Convergys Flex Benefits Program, subject to: (a) the terms of that scheme as amended from time to time; (b) the rules or insurance policy of the relevant insurance provider, as amended from time to time; and (c) the Executive satisfying the normal underwriting requirements of the relevant insurance provider. The Company reserves the right to vary, withdraw or replace the scheme (including the level of cover) at any time.

6.31
The Executive's spouse and children whilst under 18 years shall be entitled to participate in the Company's private medical insurance scheme as set out in the UK Employee Handbook, subject to: (a) the terms of that scheme as amended from time to time; (b) the rules or insurance policy of the relevant insurance provider, as amended from time to time; and (c) the Executive's spouse and any children under the age of 18 satisfying the normal underwriting requirements of the relevant insurance provider. The Company reserves the right to vary, withdraw or replace the scheme (including the level of cover) at any time.

6.32
If the insurance provider in clause 6.5 or 6.6 refuses for any reason to provide private medical insurance benefit, the Company or any Group Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

6.33
The Company shall provide for the Executive with private medical insurance, permanent health insurance and life insurance cover.  However the Company reserves the right to vary, withdraw or replace the schemes in place from time to time.  Further details of the relevant plans are provided in the UK Employee Handbook and the rights in this clause 6.5 are subject to the

Employee Handbook, the rules of any plan in place from time to time and to any insurer's willingness to continue to insure the Executive.  During the time the Executive is based in the United States and an active and current employee of the Group Company, the Group Company shall provide for the Executive with private medical coverage on a substantially similar basis as other senior executives of the Convergys Corporation, under the Convergys Flex Benefits Program or other medical plan as in effect from time to time.

6.34
Bonus.  From January 1, 2018, the Executive shall be eligible to receive an annual bonus at an annual bonus target amount of 100% of the Executive’s then-current Base Salary, determined based on and subject to the Convergys Corporation’s achievement of targeted performance metrics for such year as established by the Committee in its sole discretion from time to time and paid in accordance with the Convergys Corporation’s customary practices.  The Executive must be an active and current employee of the Company through the end of the performance period in order to be eligible to receive such payments.  Any bonus for 2017 shall be determined based on the metrics and targets established for 2017 and shall be based on the Executive’s Base Salary in effect as of September 15, 2017.

7	Car

7.27	The Company will provide a car allowance as set out in the Executive Relocation Services and Benefit terms in the offer letter (“the Offer Letter”) dated October 26, 2017.

8	Expenses
The Company shall reimburse to the Executive (against production of receipts) all reasonable traveling, accommodation, entertainment and other out-of-pocket expenses which he may from time to time be authorised to incur during regular travel in the execution of his duties hereunder in accordance with the Company’s reimbursement policy as in effect from time to time. For the avoidance of doubt, any personal expenses incurred while working on assignment at Convergys Global Headquarters in Cincinnati, Ohio shall not be covered expenses or reimbursed unless specifically called out as reimbursable expenses herein or in the Offer Letter.

9	Holidays

9.27
The Executive shall be entitled, in addition to U.S. public holidays, to 25 working days’ paid holiday in each complete holiday year of the Company running from January to December to be taken at such times as may be approved by the Executive’s Line Manager.

9.28
If the Employment either commences or terminates part way through a holiday year, then the number of days’ holiday to which the Executive shall be entitled in that holiday year shall be adjusted proportionately on a pro rata basis.

9.29
Except with the prior written approval of the Executive’s Line Manager, holidays shall not be taken in periods exceeding two continuous weeks and holidays may not be carried forward from one holiday year to the next.

9.30
Upon termination, the Executive will be compensated for any accrued but untaken holiday at the rate of 1/260 of basic salary per day of holiday, subject to the usual deductions for tax and national insurance. If the Executive has exceeded his accrued entitlement to holiday, the Company may deduct sums calculated at the rate of 1/260 basic salary per day, from salary or any payments owing to him. The Company reserves the right to require the Executive to take any accrued holiday during any period of Garden Leave or notice.

10	Sickness and Injury

10.27	If the Executive is absent from work as a result of sickness or injury he shall:

10.27.8	notify the Company by telephone or email as soon as practicable on the first day of his absence;

10.27.9	if the period of absence lasts for seven consecutive calendar days or less, submit to the Company on his return a certificate of sickness completed by himself; and

10.27.10	if it is eight consecutive days or more, submit to the Company without delay, a medical certificate signed by a practising medical practitioner in respect of each week of absence after the first; and

10.1.4	at the request of the Company, submit to a medical examination with the Company's nominated doctor, and allow the report and any medical records to be submitted for the Company's attention.

10.28
The Executive will, subject to compliance with sub-clause 10.1 above, be paid the salary at the full rate (less any social security or other benefits payable to him) during any period or periods of absence from work as a result of sickness or injury up to a maximum of 120 days in aggregate during any calendar year; thereafter salary will be paid at the discretion of the Company.

10.29
The Company will pay statutory sick pay, where appropriate, in accordance with the legislation in force at the time of absence, and any payment of salary in accordance with this clause will go towards discharging its liability to pay statutory sick pay.

11	Pay Following Accident
In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of actionable negligence nuisance or breach of any statutory duty on the part of any third party, all payments made to the Executive by the Company whether of salary or sick pay shall, to the extent that compensation is recoverable from that third party, constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of the Employment) and shall be repaid to the Company by the Executive when and to the extent that the Executive recovers compensation (or could have so recovered compensation had he pursued the same) for loss of earnings from that third party by action or otherwise.

12	Intellectual Property

12.1	The definitions and rules of interpretation in this clause apply in this agreement.
Employment Inventions: any Invention which is made wholly or partially by the Executive at any time during the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

Employment IPRs: Intellectual Property Rights created by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).

Intellctual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

12.2
The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Executive holds them on trust for the Company.

12.3
The Executive acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company.

12.4
To the extent that clause 12.2 does not operate to create a trust, the Executive agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute for determination to an expert. The expert's decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Executive agrees that the provisions of this clause 12 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 12.4 until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party.

12.5	The Executive agrees:

(a)	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;

(b)
at the Company's request and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Executive.

12.6
The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment

IPRs, and agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

12.7
The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Executive in respect of his compliance with this clause. This clause is without prejudice to the Executive's rights under the Patents Act 1977.

12.8
The Executive undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive's reasonable expenses of complying with this clause.

12.9 The Executive agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.
12.10 The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Executive’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. The Executive acknowledges that a certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

13	Duty of Confidence
The Executive shall at all times during the term of the Employment with the Company and after termination (however arising) keep secret and not use or disclose (except in the proper course of his duties) to any person, company or other organization whatsoever, any Confidential Information. This shall not apply to:
(a) any use or disclosure authorised by the Company or required by law;
(b) any information which is already in, or comes into, the public domain other than through the Employee's unauthorised disclosure; or

(c) any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

13.27	"Confidential Information" shall include without limitation:

13.27.8
business methods and information of the Company or any Group Company (including without limitation prices charged, discounts given to customers or obtained from suppliers, marketing and advertising programmes, costing, budgets, turnover, sales targets or other financial information);

13.27.9	lists and particulars of the Company’s or any Group Company’s suppliers and customers and the individual contacts with such suppliers and customers;

13.27.10	secret processes and know how employed by the Company or any Group Company or their suppliers; and

13.27.11	confidential details as to the design of the Company or any Group Company or their suppliers’ products and inventions or developments relating to future products;
Whether or not in the case of documents they are or were marked as confidential.

14	Representing a Continuing Connection after Termination of the Employment
The Executive shall not at any time after the termination of the Employment, howsoever arising, represent himself as being in any way connected with or interested in the business of the Company or any Group Company.

15	Protective Covenants

15.1    Definitions

‘Business’: any business of the Company or any Group Company in which the Executive was involved to a material extent at any time during the last twelve months of his employment, including the provision and management of analytics, integrated voice recognition systems, billing, order management and customer management systems.

‘Client’: any person, firm or company who is or was a client of the Company or any Group Company during the last twelve months of the Executive's employment and with whom the Executive had material contact or dealings during such twelve month period.

‘Key Worker’: any person who, at the Termination Date, is employed or engaged by the Company or any Group Company:

•at a senior or key level or at a level at least equal to his level and who was a person with whom the Executive had material contact during the last twelve months of his employment; or
•in a position which reported directly to the Executive either at the Termination Date or at any time during the last twelve months of his employment.

‘Prospective Client’: any person, firm or company who, at the Termination Date, the Company or any Group Company are in discussions or negotiations with for the purposes of them becoming a client and with whom the Executive had material contact or dealings during such discussions or negotiations.

15.2	Non solicitation or dealing with Clients
The Executive will not, for a period of 12 months after the Termination Date, solicit or deal with, or approach or accept any business or trade of, a Client or Prospective Client for the provision of goods or services which compete with the Business.

15.3 Non Solicitation of Workers
The Executive will not, for a period of 12 months after the Termination Date, for the Executive's own interests or on behalf of any business or entity which is in competition with the Business, engage, employ or offer employment to a Key Worker, or in any way try to influence a Key Worker to leave the Company or any Group Company.

15.4 Non-Competition
The Executive will not, for a period of 6 months after the Termination Date, be employed, engaged in or concerned in any Capacity in any business or entity which is or seeks to be in competition with the Business (a) in any country in which the Company or any Group Company has interests or dealings, or (b) a country in which the Executive has worked to a material extent in the last twelve months of the Executive's employment. "Capacity": includes as an employee, director, agent, worker, contractor, self-employed, third party or limited company; but does not include a financial interest not exceeding 5% of total share value in any business or trade which competes with that of the Company or any Group Company.

15.5    Suppliers
The Executive will not, at any time after the Termination Date, interfere with or in any way conduct himself so as to damage or detrimentally affect the

Company or any Group Company's relationship or terms of trade with any supplier.

15.6 General
The restrictions set out in this clause apply whether the Executive is acting for his own benefit or on behalf of any person and whether the Executive acts directly or indirectly. Nothing in clause 15 shall prevent the Executive from being employed by or engaged with any other business in relation to work he was not materially concerned with during the last twelve months of the Executive's employment. The Company shall consider, at its absolute discretion, a request by the Executive in writing to waive some or all of the protective covenants above. The Company may require the Executive to provide all such information and documentation as is necessary in order for it to consider the Executive's request. Please note that the Executive must continue to comply with his obligations under this clause 15 at all times whilst the Company considers the Executive's request. The Company shall endeavour to inform the Executive in writing of its decision as soon as practicable after receiving the Executive's request. If the Executive receives an offer of employment either during the term of his employment or when the restrictions set out above are in force, the Executive must immediately provide the person making such an offer of employment with a copy of this clause.

15.7	Any period during which the Executive is not required to attend work in accordance with clause 16.4 shall be deducted from the period of restriction referred to in clauses 15.2-15.5 above.

Each of the obligations contained in clause 15 constitutes an entirely separate and independent restriction on the Executive notwithstanding that it may be contained in the same sub-clause, clause, sentence or phrase. If these obligations or any part of them are found to be held invalid or unenforceable or void but would not be if some part of the obligation were deleted, modified or varied then the provision shall apply with such deletion, modification or variation as is necessary to make it valid and effective.

16	Termination

16.27	Subject to clause 16.8 below, either party may terminate this Agreement by giving to the other not less than six (6) months' notice in writing.

16.27
The Executive shall have no claim against the Company or any Group Company by reason of such termination and no delay or forbearance by the Company in exercising any right of termination shall constitute a waiver of it.

16.28
The Company reserves the right in its sole and absolute discretion to terminate the Executive’s Employment by paying the Executive in lieu of some or all of his notice period. Such payment to be made within 28 days or the Company’s next payroll, whichever is the later. The payment shall be solely the Executive’s Base Salary (at the rate payable when the option is exercised) without taking into account any bonus, pension contributions or benefits in kind, and shall be subject to deductions for income tax and national insurance contributions as appropriate. The Executive will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu of notice to the Executive.

16.29
Once notice of termination has been given by either side, the Company may at any time and for any period(s) require the Executive to cease performing his job and/or exclude the Executive from entering any of its premises and/or instruct the Executive not to contact clients, customers or colleagues, and/or require the Executive to perform such duties as the Company shall assign ("Garden Leave"). During any such period of Garden Leave, the Company will continue to pay salary and provide all benefits provided for in this Agreement.

16.30
Upon the termination of the Employment, the Executive shall forthwith return all documents in his possession, custody or control which contain records of such information and all property in his possession, custody or control of the Company or any Group Company or their customers or suppliers. If requested, the Executive shall send to the Company Secretary a signed statement confirming that he has complied with the provisions of this sub-clause.

16.31	Any termination of the Employment will be without prejudice to the Executive’s continuing obligations under this Agreement.

16.32	On termination of this Agreement the Company may deduct from any sums then owing from it to the Executive by way or salary or otherwise any sums owing from him to it.

16.33
The Company may terminate the Executive's employment at any time for "Cause" in which event the Executive shall not be entitled to notice under clause 16.1 or any severance payment under clause 20. “Cause” means: (a) any material breach of any term this Agreement; (b) any failure (including as a result of death) by the Executive to take or refrain from taking any corporate action consistent with Executive’s duties and position as specified in written directions of the Chief Executive Officer or the Executive's Line Manager; (c) any failure by the Executive, in the opinion of the Company, to perform his duties competently; (d) any failure by the Executive, in the opinion of the Company, to improve following a written warning for poor performance; (e) the Executive’s willful engagement in illegal conduct or gross misconduct that is injurious to the Company or its subsidiaries; (f) the Executive’s conviction, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any offence punishable by a custodial sentence; (g) fraud upon the Company or its subsidiaries, including, without limitation, falsification of corporate records or financial information; (h) the Executive’s breach of any of the confidentiality, non-compete, non-solicitation, and proprietary information obligations the Executive has to the Company or its subsidiaries, including but not limited to those referenced in this Agreement; (i) if the Executive shall be or become incapacitated by ill-health or otherwise from carrying out his duties under the Employment for a continuous period of 4 calendar months or for a total period of 6 calendar months in any twelve month period; or (j) if the Executive shall be or become prohibited by law from being a director

17	Waiver

17.27	If the Employment is terminated:

17.1.1	by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction; or

17.1.2
as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation or for the transfer of the whole or part of the undertaking of the Company to any Group Company; and

if the Executive is offered employment of a similar nature with the amalgamated or reconstructed or transferee company on terms no less favourable to him than the terms of the Employment, the Executive will have no claim against the Company in respect of that termination.

18	Particulars of Employment.

18.27
The disciplinary rules and procedure applicable to the Executive’s employment are available from Diane Hanson, HR Vice President. The disciplinary rules form part of the Executive’s employment but the disciplinary procedure is not contractual. If the Executive is dissatisfied with any disciplinary decision relating to him, the Executive should apply in writing to the Chief Executive Officer of the Company.

18.28
In order to investigate any claim or allegation which would, if found to be true, entitle the Company to terminate his employment whether pursuant to clause 16 or otherwise it shall be entitled (without prejudice to its right subsequently to terminate the Executive’s Employment on the same or any other ground) to suspend the Executive on full pay for so long as it sees fit.

18.29
If the Executive has a grievance relating to the Employment, he should write to the Chief Executive Officer of the Company setting out full details of the matter. The decision of the Chief Executive Officer on all such matters shall be final.

18.30
The Executive will also, at all times, comply with Convergys Corporation's Global Code of Conduct, and any other Convergys policies, guidelines or rules which apply to executive officers, which are available from Judi Summerlin, HR Vice President for the Americas. This Code of Conduct and all such policies, rules and guidelines are not contractual.

19	Prior Agreements and Continuous Period of Employment

19.27
This Agreement is in substitution for and shall, save as mentioned herein, supersedes any former and existing agreements and arrangements for the Employment of the Executive by the Company. The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the Employment other than those expressly set out in this Agreement and the Offer Letter dated October 26, 2017, and that he is not entering into this Agreement in reliance on any representation not expressly set out herein. For avoidance of doubt the Offer Letter dated October 26, 2017, and all terms contained therein, are hereby incorporated by reference and shall be part of this Agreement, and the Prior Agreement dated January 6, 2014 shall cease and is hereby rescinded and canceled upon execution of this Agreement by the Executive.

20	Additional Benefits
Severance Pay

20.27	If the employment of the Executive terminates in circumstances where:

•	the events in (a), (b) or (c) below arise;

•	the Executive provides the Company with a written notice of termination as a result of the events in (a), (b) or (c) below arising;

•	the Company fails to remedy the events complained about in relation to (a), (b) or (c) below within 30 days of receipt of the above-mentioned notice of termination;

•	the Executive’s notice of termination is served on the Company within 60 days of the initial occurrence of the events in (a), (b) or (c) below; and

•	the Executive’s termination occurs within 180 days of the initial occurrence of the events in (a), (b) or (c) below the termination of the Executive’s employment shall be for a “Good Reason”

(a)	a material reduction in the Executive’s basic salary;

(b)	a material diminution in the Executive’s authority, duties or responsibilities; or

(c)	a material breach by the Company of this Agreement.

20.28
Subject to clause 20.3, if the Executive’s employment terminates for Good Reason or the Company terminates the Executive's employment for a reason that is not a Cause reason, subject to the Executive complying with clause 20.4, the Company shall: (a) pay the Executive in monthly instalments in accordance with its normal payroll practices, over a one year period, as compensation for the Executive’s loss of employment, an aggregate amount equal to the total of one times the Executive’s Base Salary in effect at the Termination Date; (b) shall pay to the Executive a one year target AIP (Annual Incentive Plan) Bonus which shall be equal to the Executive’s target AIP for the year in which the Termination Date occurs; and (c) shall pay to the Executive a pro-rated AIP Bonus for the fiscal year during which the Termination Date occurs which shall be paid based on actual Convergys Corporation performance during the entire fiscal year and paid on a pro-rated basis for the months in the year which the employee worked prior to the Termination Date, paid in a single lump sum at the time such payments are made to other AIP participants under the terms of the AIP.

Change of Control

20.29
If, within 6 months prior to, or within 24 months after a Change in Control (as defined below) of the Company, the Executive’s Employment terminates for Good Reason or the Company terminates the Executive's employment for a reason that is not a Cause reason, clause 20.2 shall not apply and the Company shall, subject to the Executive’s compliance with clause 20.4: (a) pay to the Executive in equal monthly installments in accordance with its normal payroll practices, over a 24 month period, as compensation for the Executive’s loss of employment, an aggregate amount equal to 2 times the basic salary in effect at the Termination Date; (b) shall pay to the Executive two years target AIP (Annual Incentive Plan) Bonus which shall be equal to the Executive’s target AIP for the year in which the Termination Date occurs; and (c) shall pay to the Executive a pro-rated AIP Bonus for the fiscal year during which the Termination Date occurs which shall equal the Executive’s target AIP for the year in which the Termination Date occurs pro-rated based on the number of days in the Company’s fiscal year through (and including) the Termination Date.
For purposes of this Agreement, “Change in Control” of the Company means:

(a)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”)) (“a Person”) becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (“the Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“the Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 20.3(a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 20.3(c)(1), 20.3(c)(2) and 20.3(c)(3);

(b)
individuals who, as of the date hereof, constitute the Board (“the Incumbent Board”) cease for any reason to constitute at least a majority of the Board provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board

(c)
consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, “a Business

Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

20.30
The Executive will be paid the compensation in clause 20.2 and clause 20.3 rateably in accordance with regular payroll cycles of the Company commencing within 90 days following the Termination Date. In order to receive such compensation and benefits, the Executive must execute a settlement agreement which shall include a release of claims and post termination restrictive covenants, such as non-solicitation and non-

competition, in favour of the Company and any Group Company (in the form to be provided at such time by the Company, “the Release”), and it must become binding no later than 90 days following the date the Executive’s Employment ends. After the Release becomes binding, the Executive will be paid the compensation and benefits rateably in accordance with regular payroll cycles of the Company (starting with the first payroll period that begins after the Release is binding), provided that if the 90th day falls in the calendar year following the year in which employment ends, the payments will begin no earlier than the first payroll period of such later calendar year. The first payroll payment will include a makeup payment for the portion of the severance period that elapsed between the date when Employment ended and the payroll period in which payments begin.

20.31
For the avoidance of doubt, the Executive will not be entitled to a payment under clause 20.2 or 20.3 if they give notice of resignation to the Company, for grounds or a reason other than a Good Reason.

20.32	The sums set out in clause 20.2 or 20.3 shall be set off against the Executive's entitlement to notice or a payment in lieu of notice under this Agreement.

20.33
Any severance provided under this clause 20 shall be the only severance paid to the Executive and the Executive shall in no way be eligible or entitled to any severance under any Severance Pay Plan of the Company or any Group Company, including the Convergys Senior Executive Severance Pay Plan.

21	Notices
Any notice may be given personally to the Executive or to the Chief Executive Officer of the Company (as the case may be) or may be posted to the Company (for the attention of its Chief Executive Officer) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served 48 hours after it is posted.

22	Rights of third parties
Unless expressly stated otherwise, any person who is not a party to this Agreement shall not have any third party rights under it, and to the extent that they do, the rights and obligations of the parties to this Agreement (including their rights to amend it) shall not be subject to their consent. This Agreement is intended to confer third party rights on any Group Company, who shall also be entitled to enforce its terms.

23	Variation

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

24	Law and jurisdiction
This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and each of the parties hereto agrees to submit to the exclusive jurisdiction of the courts of England in determining matters hereunder.

IN WITNESS WHEREOF this document has been executed as a deed by the parties hereto the day and year first before written.

EXECUTED by the Company

acting by /s/ Jarrod B. Pontius

in the presence of: /s/ T. Jason Murphy
SIGNED, SEALED

and DELIVERED by
Cormac Twomey /s/ Cormac Twomey

in the presence of /s/ Hester Carline